Exhibit 99.1

China Agritech, Inc. Announces that Preliminary Unaudited Results
Exceeded 2009 Guidance

-	2010 guidance is for revenues to approximate $114 million

BEIJING, February 8, 2010 -- China Agritech, Inc. (NasdaqGM: CAGC) ("China Agritech", or the “Company"), a leading national organic fertilizer manufacturer and distributor in China, announced today preliminary unaudited annual net revenues and preliminary unaudited net income attributable to common stockholders for the year ended December 31, 2009. The Company also announced guidance for revenues for the current year ending December 31, 2010.

For the year ended December 31, 2009, preliminary unaudited annual revenues rose by 66% to approximately $75.0 million compared with audited revenues of $45.2 million in 2008. Preliminary annual revenues exceeded the Company’s higher revised guidance of $70 million for the 2009 year.

Preliminary 2009 unaudited annual net income attributable to common shareholders (excluding non-cash charge as a result of issuance of warrants to Carlyle Group) increased by 82% to approximately $15.7 million compared with audited net income of $8.6 million in 2008. This is in line with the Company’s higher revised guidance for net income of $15.6 million for the 2009 year.

Net revenues and net income for the 2009 year benefited from increased organic liquid fertilizer sales combined with the successful introduction of the Company’s new organic granular fertilizer products. During 2009, China Agritech completed three organic granular fertilizer plants with a total production capacity of 200,000 total metric tons and started commercial production in the Anhui and Harbin facilities. The Xinjiang facility will commence its commercial production in the second quarter of 2010. The Company’s production plants are located in diverse locations to better serve the needs of the local farming communities.

Mr. Yu Chang, Chairman and Chief Executive Officer of China Agritech, commented, "2010 is an important year for agriculture from both global and Chinese domestic perspectives. As governments around the world continue to encourage economic recovery, they are also increasingly calling for higher yields in farm production to stabilize food supplies and curb inflation. As a leader in the organic fertilizer space in China, we are well positioned to benefit from this favorable macro trend. As our newly introduced granular products continue to gain market share and build traction among Chinese farmers, we are confident that our granular fertilizer penetration is scalable and sustainable. With the increased sales of granular products, we also expect a healthy improvement in DSO in 2010."

The Company also announced its guidance for the year ending December 31, 2010 with revenues expected to reach approximately $114 million based on current production and expectations.

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China.

For more information about the Company, please visit http://www.chinaagritechinc.com.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes,” “expects," “anticipates,” “estimates” or similar expressions , including, but not limited to, statements regarding the continued demand for China Agritech's products, China Agritech's ability to sustain growth for the balance of the year and China Agritech's ability to generally meet all of its objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. It should be noted that the 2009 preliminary numbers are unaudited and may differ materially from the final audited numbers. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

In China:
Mr. Gareth Tang
Chief Financial Officer
China Agritech, Inc.
Tel:   +86-10-5962-1220
Email: gareth@chinaagritech.com

In the U.S.:
Mr. Kevin Theiss
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: kevin.theiss@grayling.com